Exhibit T3A.4(b)

State of Delaware Secretary of State Division of Corporations Delivered 02:32 PM 01/20/2022 FILED 02:32 PM 01/20/2022 SR 20220190931 – File Number 6086766

CERTIFICATE OF MERGER

OF

BLOCKCAP, INC.,

a Nevada corporation,

WITH AND INTO

XPDI MERGER SUB 3, LLC

a Delaware limited liability company

January 20, 2022

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), the undersigned hereby certifies relating to the merger (the “Merger”) of Blockcap, Inc., a Nevada corporation (the “Disappearing Corporation”), with and into XPDI Merger Sub 3, LLC, a Delaware limited liability company (the “Surviving Company,” and together with the Disappearing Corporation, collectively, the “Constituent Entities”).

FIRST:  The names and states of formation or incorporation of the Constituent Entities are:

Name	State of Formation or Incorporation	Type of Entity

Blockcap, Inc.	Nevada	Corporation

XPDI Merger Sub 3, LLC	Delaware	Limited Liability Company

SECOND:  An Agreement and Plan of Merger, dated as of October 1, 2021, (as amended on January 14, 2022, and may be further amended, the “Merger Agreement”), by and among the Constituent Entities, Power & Digital Infrastructure Acquisition Corp., a Delaware corporation, and Core Scientific Holding Co., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the DLLCA.

THIRD:  The Surviving Company shall be the surviving entity in the Merger. The name of the Surviving Company is “Core Scientific Acquired Mining LLC”.

FOURTH:  Article 1 of the certificate of formation of the Surviving Company is amended to read in its entirety as follows:

“1.        The name of the limited liability company is Core Scientific Acquired Mining LLC.”

FIFTH:  The Merger shall become effective as of 10:01 a.m. Eastern Standard Time on the date hereof for accounting purposes only.

SIXTH:  An executed copy of the Merger Agreement is on file at the office of the Surviving Company at:

Core Scientific Acquired Mining LLC

321 North Clark Street, Suite 2440

Chicago, IL 60654

SEVENTH:  A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any member of the Surviving Company and any stockholder of the Disappearing Corporation.

*    *    *    *    *

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

XPDI MERGER SUB 3, LLC, a Delaware limited liability company

By:
Name: Patrick C. Eilers Title: Director and Co-President